Exhibit 99.2

Focus Enhancements Reports First Quarter 2006 Results

First Quarter 2006 Revenue Increases 31% Over First Quarter 2005; Semiconductor Business Revenue Grew 181% Over the First Quarter 2005; Company Receives
First Silicon of Ultra Wideband Digital Chip

CAMPBELL, CA -- (MARKET WIRE) -- 05/11/2006 -- Focus Enhancements, Inc. (NASDAQ: FCSE) today announced financial results for its first quarter ended March 31, 2006.

First Quarter 2006 Financial Results

--	First quarter 2006 revenue of $7.1 million increased 31 percent from $5.5 million in the first quarter of 2005.
--	Semiconductor Business first quarter revenue was $1.4 million, an increase of 181 percent from $491,000 in the first quarter of 2005.
--	Systems Business first quarter revenue was $5.8 million, a 16 percent increase over $5.0 million in the same quarter of 2005.

"Revenue increased 31 percent in the first quarter of 2006 compared to last year, as we continued to penetrate the rapidly growing digital media market," stated Brett Moyer, president and chief executive officer of Focus Enhancements. "Semiconductor sales targeting the portable media player (PMP) and internet protocol television (IPTV) markets contributed to our overall growth. To date, we have active reference designs with Intel, Applied Micro Devices and Freescale, and purchase orders from Toshiba, Pioneer and DigitalCube for our convergence chips.

"To help capture more of the strong demand for our convergence chips, we are opening offices in Korea and Japan. Staffed with sales representatives and application engineers, these offices will support our growing customer base in Asia. We intend to leverage our existing customer relationships to launch our Talaria™ Ultra Wideband (UWB) technology. We are very excited about Talaria's progress. Last week, we received first silicon of the digital chip. We expect to begin shipments of Evaluation kits in June, which initiates our sales cycle with customers and strategic partners.

"Complementing Semiconductor Business growth, escalating consumer demand for high-definition camcorders has been driving increased FireStore sales, which we expect to continue. In April, at the National Association of Broadcasters (NAB) convention, Canon, JVC, Panasonic and Sony exhibited products with our Direct To Edit® (DTE) technology, including four custom products with FireStore and DTE branding. These sales efforts are expected to translate into increased attached rates for camcorder sales, continuing FireStore's status as the disk acquisition technology of choice for camcorder manufacturers," added Moyer.

Total research and development (R&D) expense was $3.0 million for the quarter, a decrease of 24 percent compared to $3.9 million in the first quarter a year ago. Semiconductor Business R&D expenses were $2.3 million for the first quarter of 2006, a decline of 19 percent compared to $2.9 million in the first quarter 2005.

During the first quarter of 2006, in accordance with accounting principles generally accepted in the United States (GAAP), the company recorded certain non-cash expenses that were not required in the first quarter of 2005. The company recorded $173,000 of stock-based compensation expenses, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Accounting for Stock-Based Compensation." Additionally, the company recorded a net expense of $3.6 million associated with the valuation of a derivative component of the $10.0 million convertible note financing completed in the first quarter of 2006 and subsequent requirement to adjust the value of the derivative component as of March 31, 2006, in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities."

Net loss for the quarter was $7.2 million, or $0.11 per share. Non-GAAP net loss for the quarter was $3.4 million, or $0.05 per share. This compares to a GAAP and non-GAAP first quarter 2005 net loss of $4.8 million or $0.08 per share, and $4.7 million or $0.08 per share, respectively. Non-GAAP net loss is defined as net loss excluding non-cash stock-based compensation and derivative accounting charges. Management believes the non-GAAP net loss better reflects the underlying business performance of the company and is a meaningful metric. A reconciliation of net loss to non-GAAP net loss is contained in the financial statements attached hereto.

Gary Williams, chief financial officer of Focus Enhancements, stated, "During the quarter, we completed a convertible note financing for $10.0 million and substantially strengthened our balance sheet and working capital, paying down over $5.5 million of bank debt. At March 31, 2006, we had cash and cash equivalents of $1.1 million and access to $6.5 million through our $4.0 million accounts receivable-based line of credit and $2.5 million term loan facility."

2006 Outlook

Moyer continued, "Due to increasing demand, we expect second quarter 2006 revenue to range between $7.7 million and $8.0 million, and as announced on April 24th, we have increased our outlook for full year 2006 revenue to approximately $34 million. We also continue to expect our Semiconductor Business to contribute approximately 20 percent of total revenue for the full-year 2006 and the Systems Business to contribute the remaining 80 percent."

Recent Highlights

--	National Association of Broadcasters (NAB) April 24th - 27th:
--	Received the "STAR" Award (Superior Technology Award Recipient) from the editors of TV Technology magazine for Focus Enhancements' FireStore FS-100 portable DTE DVCPRO HD disk recorder for Panasonic.
--	FireStore DTE digital disk recorders were on display at Canon, JVC, Panasonic, and Sony booths.
--	FireStore DTE DR-HD100 disk recorders were the tapeless video acquisition of choice for the onsite NAB-HD news crew.
--
Showcased High Definition video workflow solutions such as the FireStore DTE disk recorders, ProxSys® Media Servers for Media Asset Management (MAM), and Mantis™ MG Enterprise Media Gateway players for digital signage applications.

--	Held an Ultra Wideband Symposium highlighting wireless UWB audio/video roadmaps, solutions, and applications.

Semiconductor Business:

--	Announced on March 15th that Michael Ngo was joining the company as the new vice president of engineering for the Semiconductor Group.
--
Taped out the second chip of the two-part Talaria UWB technology chipset solution, as announced on March 10th, and received silicon of this digital/baseband/Media Access Controller (MAC) UWB chip earlier in May.

Systems Business:

--	Announced on April 19th the availability of the FireStore FS-100 portable DTE DVCPRO HD disk recorders for Panasonic's AG-HVX200 P2 Handheld Camera-recorder.
--	Announced on April 5th High Definition (HD) support for the ProxSys line of advanced Media Asset Management servers via a version 5.0 software update.
--	Announced the availability of the FireStore DR-HD100 DTE recorder on March 23rd, which was custom-designed to interface specifically with the popular JVC GY-HD100 series of ProHD camcorders.
--
Announced on March 15th the ProxSys Media Server was chosen by the Vattikuti Urology Institute, Henry Ford Hospital in Detroit to organize and share surgical video captured from Intuitive Surgical's da Vinci® minimally invasive surgical systems.

Investor Conference Call

The company will host a shareholder conference call to discuss the first quarter 2006 results on May 11, 2006 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The call is being webcast by Thomson/CCBN and can be accessed from the Focus Enhancements web site at www.focusinfo.com. The webcast will be available through June 10, 2006. For those without Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through May 15, 2006; dial 706-645-9291, and enter access code 9049557.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company's Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company's System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.Focusinfo.com.

Use of Non-GAAP Financial Information

To supplement the company's consolidated financial statements presented in accordance with GAAP, Focus Enhancements uses non-GAAP measures of certain components of financial performance, including net loss and net loss per share data, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the GAAP results.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's expectations of funding requirements in 2006, demand for Focus Enhancements' products, which impacts revenue, revenue expectations including the amount of revenue contributed by its business units, gross margin percentage and cash from operations and management's plans to complete its Ultra Wideband (UWB) semiconductor chip designs. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers' acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in Item 1A of the company's Form 10-K for the year ended December 31, 2005, as well as other periodic filings with the SEC. These statements are based on information as of May 11, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

da Vinci is a registered trademark of Intuitive Surgical.

Focus Enhancements, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005

Net revenue	$7,133	$5,455
Cost of revenue	4,468	3,700
Gross margin	2,665	1,755

Operating expenses:
Sales, marketing and support	2,074	1,424
General and administrative	915	1,001
Research and development	2,981	3,942
Amortization of intangible assets	127	149
	6,097	6,516
Loss from operations	(3,432)	(4,761)
Interest expense, net	(199)	(13)
Value of derivative security	(4,000)	-
Change in value of derivative security	400	-
Other income	70	-
Loss before income taxes	(7,161)	(4,774)
Income tax expense	9	4
Net loss	$(7,170)	$(4,778)

Net loss per share - basic and diluted	$(0.11)	$(0.08)

Weighted average common and common equivalent shares - basic and diluted	68,155	59,081

Focus Enhancements, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$1,107	$637
Accounts receivable, net of allowances of $376 and $418, respectively	4,445	3,197
Inventories	4,598	3,743
Prepaid expenses and other current assets	799	759
Total current assets	10,949	8,336

Long-term assets:
Property and equipment, net	1,116	1,212
Other assets	54	54
Intangible assets, net	694	866
Goodwill	13,191	13,191
	$26,004	$23,659

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$4,377	$3,001
Accrued liabilities	2,883	3,292
Current portion of capital lease obligations	81	107
Borrowings under line of credit	-	2,966
Current portion of long-term debt	-	3
Term loan	-	2,500
Total current liabilities	7,341	11,869

Long-term liabilities:
Convertible notes	10,000	-
Derivative liability	3,600	-
Other liabilities	26	100
Capital lease obligations, net of current portion	-	10
Total liabilities	20,967	11,979

Stockholders' equity:
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively (aggregate liquidation preference $3,917)	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized, 69,593,433 and 68,382,113 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	686	674
Treasury stock at cost, 497,055 shares at March 31, 2006 and December 31, 2005, respectively	(750)	(750)
Additional paid-in capital	101,639	101,297
Deferred stock-based compensation	-	(214)
Accumulated other comprehensive income	6	47
Accumulated deficit	(96,544)	(89,374)

Total stockholders' equity	5,037	11,680

	$26,004	$23,659

Focus Enhancements, Inc.
Selected Business Segment Data
(In thousands)
(Unaudited)

Revenue:	Three Months Ended
	March 31, 2006	March 31, 2005
Systems Business	$5,752	$4,964
Semiconductor Business	1,381	491
Net Revenue	$7,133	$5,455

Research and Development:	Three Months Ended
	March 31, 2006	March 31, 2005
Systems Business	$656	$1,082
Semiconductor Business	2,325	2,860
Total Research and Development	$2,981	$3,942

Reconciliation of Net Loss to Non-GAAP Net Loss
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Net loss, as reported	$(7,170)	$(4,778)

Plus:
Stock-based compensation	173	30
Value of derivative liability	4,000	-
Change in value of derivative liability	(400)	-

Non-GAAP net loss	$(3,397)	$(4,748)

Non-GAAP net loss per share	$(0.05)	$(0.08)
Weighted average common and common equivalent shares - basic and diluted	68,156	59,081

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kirsten@lhai-sf.com